Robert Coutu Joins the Board of Directors
Of NanoSensors, Inc.

Santa Clara, CA—July 19, 2007—NanoSensors, Inc. (OTCBB: NNSR.OB) announced today that Mr. Robert Coutu has joined its Board of Directors.

Mr. Coutu presently serves as the president of Ocean Fresh Seafood, Inc. (www.oceanfresh.com), a position he has held since December 1975. Ocean Fresh Seafood sells both international and domestic species of fish and shellfish. In addition, Mr. Coutu has been the general partner of Coutu Enterprises Real Estate since January 1978. From April 1989 to December 2002, Mr. Coutu was associated with other companies in the seafood production and distribution business and in home construction and has acquired significant experience in pursuing and developing new businesses, investments and mergers and acquisitions.

“We are delighted that Robert Coutu has been appointed to NanoSensors’ board of directors,” said Ted Wong, NanoSensors’ Chairman and CEO. “Robert has proven leadership abilities and demonstrated experience in starting, growing and managing companies through various stages of growth. With his experience distributing seafood throughout the world we will be working to introduce our biosensor product to the seafood industry. We welcome his contribution on our Board and his role will be invaluable in building our Company.”

“I look forward to contributing to the efforts of NanoSensors’ board of directors,” said Mr. Coutu. “I am excited to be involved with an innovative technology company and will take an active role and lend my financial and marketing expertise in the strategic decisions that will enable the future growth of this Company.”

About NanoSensors, Inc.

NanoSensors, Inc. was incorporated in December, 2003 and is a nanotechnology development company based in Santa Clara, California. The Company's principal business is the development, manufacturing and marketing of sensors and instruments to detect biological, chemical and explosive agents, principally a sensor device to detect e.coli and salmonella in food and water.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

CONTACT
Dr. Ted Wong, CEO
(408) 855-0051
tlwongusa@yahoo.com
www.nanosensorsinc.net